Exhibit 10.4
MANAGEMENT CONTINUITY AGREEMENT
     AGREEMENT between Post Holdings, Inc., a Missouri corporation (“Post”), and ______________________ (the “Executive”), WITNESSETH:
     WHEREAS, the Board of Directors (the “Board”) has authorized Post to enter into Management Continuity Agreements with certain key executives of Post; and
     WHEREAS, the Executive is a key executive of Post and has been selected by the Board to be offered this Management Continuity Agreement; and
     WHEREAS, should a third person take steps which might lead to a Change in Control (as defined herein) of Post, the Board believes it imperative that Post be able to rely upon the Executive to continue in the Executive’s position, and that Post be able to receive and rely upon the Executive’s advice, if it is requested, as to the best interests of Post and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by such a Change in Control or influenced by conflicting interests.
     NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, Post and the Executive agree as follows:
     1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
     a. “Base Compensation” shall consist of:
     (i) The Executive’s monthly gross salary for the last full month preceding the Executive’s Qualifying Termination or for the last full month preceding the Change in Control, whichever is greater. If Executive has elected to accelerate or defer salary (including the Executive’s pre-tax contributions under the Post Holdings, Inc. Savings Investment Plan and under any benefit plan complying with Section 125 of the Code and deferrals pursuant to the Post Holdings, Inc. Executive Savings Investment Plan, and any successor plans thereto), the Executive’s Base Compensation shall be calculated as if there had been no acceleration or deferral; plus
     (ii) one-twelfth of the greater of (a) the bonus to which the Executive would be entitled in the fiscal year in which a Qualifying Termination occurred assuming all performance targets (personal and Company targets) were achieved at a level of 100%; or (b) the Executive’s last annual bonus paid by the Company, whether paid or deferred, preceding the Executive’s Qualifying Termination or the Change in Control, whichever is greater.
     b. “Change in Control” means
     (i) the acquisition by any person, entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (a) 50% or more of the aggregate voting power of the then outstanding shares of Stock, other than acquisitions by Post or any of its subsidiaries or any employee benefit plan of Post (or any Trust created to hold or invest in issues thereof) or any entity holding Stock for or pursuant to the terms of any such plan, or (b) all, or substantially all, of the assets of Post or its subsidiaries taken as a whole; or
     (ii) individuals who shall qualify as Continuing Directors shall have ceased for any reason to constitute at least a majority of the Board of Post.
Notwithstanding the foregoing, a Change in Control shall not include a transaction (commonly known as a “Morris Trust” transaction) pursuant to which a third party acquires one or more businesses of the Company by acquiring all of the common stock of Post while leaving the Company’s remaining businesses in a separate public company, unless the businesses so acquired constitute all or substantially all of the Company’s businesses.
     c. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     d. “Company” shall mean Post Holdings, Inc. and its wholly owned subsidiaries.
     e. “Continuing Director” means any member of the Board of Post, as of _____________, ______ while such person is a member of the Board, and any other director, while such other director is a member of the Board, who is recommended or elected to succeed the Continuing Director by at least two-thirds (2/3) of the Continuing Directors then in office.
     f. “Disability” shall exist when the Executive suffers a complete and permanent inability to perform any and every material duty of the Executive’s regular occupation because of injury or sickness.
To determine whether the Executive is Disabled, the Executive shall undergo examination by a licensed physician and other experts (including other physicians) as determined by such physician, and the Executive shall cooperate in providing relevant medical records as requested. The Company and Executive shall jointly select such physician. If they are unable to agree on the selection, each shall designate one physician and the two physicians shall designate a third physician so that a determination of disability may be made by the three physicians. Fees and expenses of the physicians and other experts and costs of examinations of the Executive shall be shared equally by the Company and the Executive. The decision as to the Executive’s Disability made by such physician or physicians shall be binding on the Company and the Executive.
     g. “Discount Rate” means 120% of the applicable Federal rate determined under Section 1274(d) of the Code and the regulations thereunder at the time the relevant payments are made.
     h. “Employment Agreement” shall mean an agreement so styled providing for continuation of salary and bonus payments under certain circumstances and entered into between Post and the Executive contemporaneously with the execution of this Agreement.

     i. “Involuntary Termination” shall be any termination of the Executive’s employment with the Company to which the Executive objects orally or in writing or which follows any of the following:
     (i) without the express written consent of the Executive, (a) the assignment of the Executive to any duties materially inconsistent with the Executive’s positions, duties, responsibilities and status immediately prior to the Change in Control or (b) a material change in the Executive’s titles, offices, or reporting responsibilities as in effect immediately prior to the Change in Control and with respect to either (a) or (b) the situation is not remedied within thirty (30) days after the receipt by the Company of written notice by the Executive; provided, however, (a) and (b) herein shall not constitute an Involuntary Termination if either situation is in connection with the Executive’s death or disability;
     (ii) without the express written consent of the Executive, a reduction in the Executive’s annual salary or opportunity for total annual compensation in effect immediately prior to the Change in Control which is not remedied within thirty (30) days after receipt by the Company of written notice by the Executive;
     (iii) without the express written consent of the Executive, the Executive is required to be based anywhere other than the Executive’s office location immediately preceding the Change in Control, except for required travel on business to an extent substantially consistent with the business travel obligations of the Executive immediately preceding the occurrence of the Change in Control;
     (iv) without the express written consent of the Executive, following the Change in Control (a) failure by the Company or its successor or assigns to provide to the Executive any material benefit or compensation plan, stock ownership plan, stock purchase plan, stock based incentive plan, defined benefit pension plan, defined contribution pension plan, life insurance plan, health and accident plan, or disability plan in which the Executive is participating or entitled to participate at the time of the Change in Control (or plans providing substantially similar benefits) or in which executive officers of the ultimate parent entity acquiring the Company are entitled to participate (whichever are more favorable); or (b) the taking of any action by the Company that would (1) adversely affect the participation in or materially reduce the benefits under any of such plans either in terms of the amount of benefits provided or the level of the Executive’s participation relative to other participants; (2) deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control; or (3) cause a failure to provide the number of paid vacation days to which the Executive was then entitled in accordance with Post’s normal vacation policy in effect immediately prior to the Change in Control, which in either situation (a) or (b) is not remedied within thirty (30) days after receipt by the Company of written notice by the Executive;

     (v) the liquidation, dissolution, consolidation, or merger of the Company or transfer of all or substantially all of its assets, unless a successor or successors (by merger, consolidation, or otherwise) to which all or a significant portion of its assets have been transferred expressly assumes in writing all duties and obligations of the Company as here set forth; or
     (vi) the failure by the Company or its successor or assigns (whether by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement after a Change in Control.
The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances set forth above.
     j. “Non-Compete Effective Date” shall mean the date on which a Qualifying Termination occurs which requires the Company, or any entity on its behalf, to pay the Executive the severance benefits set forth under paragraph a and b of Section 3 hereunder.
     k. “Normal Retirement Date” shall be the date on which the Executive attains age 65.
     l. “Payment” shall mean any payment or distribution by the Company to, or for the benefit of, the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any Stock based award or otherwise).
     m. “Payment Period” shall mean the following period commencing with the first day of the month following that in which a Qualifying Termination occurs:
     (i) 36 months, if the Qualifying Termination is an Involuntary Termination that occurs at any time during the first or second year following the Change in Control;
     (ii) 24 months, if the Qualifying Termination is an Involuntary Termination that occurs at any time during the third year following the Change in Control;
     (iii) 24 months, if the Qualifying Termination is a Voluntary Termination that occurs at any time during the first six months following a Change in Control; or
     (iv) 12 months, if the Qualifying Termination is a Voluntary Termination that occurs at any time between six months following a Change in Control and three years following a Change in Control;
but in no event shall the Payment Period extend beyond the Executive’s Normal Retirement Date.
     n. “Qualifying Termination” shall be the Executive’s Voluntary Termination or Involuntary Termination of employment with the Company except any termination because of the Executive’s death, retirement at or after the Executive’s Normal Retirement Date, or Termination for Cause. Qualifying Termination shall not include any change in the Executive’s employment status due to Disability.
     o. “Retirement Plan” means the Post Holdings, Inc. Retirement Plan or any successor qualified plan, as amended from time to time.
     p. “Stock” means the common stock of Post or such other security entitling the holder to vote at the election of Post’s directors or any other security outstanding upon its reclassification, including, without limitation, any stock split-up, stock dividend or other recapitalization of Post or any merger or consolidation of Post with any of its affiliates.
     q. “Supplemental Plan” means the Post Holdings, Inc. Supplemental Retirement Plan as amended from time to time.
     r. “Termination for Cause” shall be a termination because of:
     (i) the continued failure by the Executive to devote reasonable time and effort to the performance of the Executive’s duties (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after written demand therefor has been delivered to the Executive by the Company that specifically identifies how the Executive has not devoted reasonable time and effort to the performance of the Executive’s duties; or
     (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; or
     (iii) the Executive’s conviction of a felony or a crime involving moral turpitude;
in any case as determined by the Board upon the good faith vote of not less than a majority of the Board, after reasonable notice to the Executive specifying in writing the basis or bases for the proposed Termination for Cause and after the Executive has been provided an opportunity to be heard before a meeting of the Board held upon reasonable notice to all directors; provided, however, that a Termination for Cause shall not include a termination attributable to:
     (i) bad judgment or negligence on the part of the Executive other than habitual negligence; or
     (ii) an act or omission believed by the Executive in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by the Executive to be lawful; or
     (iii) the good faith conduct of the Executive in connection with a Change in Control (including the Executive’s opposition to or support thereof).

     s. “Voluntary Termination” shall be any termination of the Executive’s employment with the Company other than an Involuntary Termination or a Termination for Cause.
     2. Operation of Agreement. This Agreement shall not create any obligation on the part of the Company or the Executive to continue their employment relationship. Anything in this Agreement to the contrary notwithstanding, no payments shall be made hereunder unless and until there has been a Change in Control of the Company. This Agreement is not exclusive with regard to benefits to be provided to the Executive on the Executive’s termination of employment with the Company and shall not affect any other agreement or arrangement providing for such benefits.
     3. Severance Benefits. Provided that the Executive remains in the employ of the Company until a Change in Control has occurred, then upon the Executive’s Qualifying Termination within three years after that Change in Control, the Executive shall be entitled to the following benefits (“Severance Benefits”):
     a. Payment of a cash lump sum, within 60 days after the Executive’s Qualifying Termination, equal to the present value as of the date of the Qualifying Termination of an income stream equal to the Executive’s Base Compensation payable each month throughout the applicable Payment Period. For purposes of this subparagraph, present value shall be calculated by application of the Discount Rate;
     b. Continuation during the Payment Period of the Executive’s participation in each life, health, accident and disability plan in which the Executive was entitled to participate immediately prior to the Change in Control, upon the same terms and conditions, including those with respect to spouses and dependents, applicable at such time; provided, however, that if the terms of any such benefit plan do not permit continued participation by the Executive, then the Company will arrange, at the Company’s sole cost and expense, to provide the Executive a benefit substantially similar to, and no less favorable than, on an after-tax basis, the benefit the Executive was entitled to receive under such plan immediately prior to the Change in Control; provided further, however, that the benefit to be provided or payments to be made hereunder may be reduced by the benefits provided or payments made (in either case on an after-tax basis) by subsequent employer for the same occurrence or event;
     c. Payment of a cash lump sum, within 60 days after the Executive’s Qualifying Termination, equal to the difference between the present values as of the date of the Qualifying Termination of (i) the benefits under the Retirement Plan and the Supplemental Plan which the Executive and the Executive’s beneficiary, if applicable, would have been entitled to receive had the Executive remained employed by Post at a compensation level equal to the Executive’s Base Compensation for the entirety of the applicable Payment Period, and (ii) the Executive’s actual benefit, if any, to which the Executive and the Executive’s beneficiary are entitled under the Retirement Plan and the Supplemental Plan. For purposes of this subparagraph, present value shall be calculated in accordance with Section 417(e)(3) of the Code; no reduction factors for early retirement shall be applied in the calculation of benefits; and

     d. Payment, on a current and ongoing basis, of any actual costs and expenses of litigation incurred by the Executive during the Executive’s lifetime, including costs of investigation and reasonable attorney’s fees, in the event the Executive is a party to any legal action to enforce or to recover damages for breach of this Agreement, or to recover or recoup from the Executive or the Executive’s legal representative or beneficiary any amounts paid under or pursuant to this Agreement, regardless of the outcome of such litigation, plus interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
     e. Payment, on a current and ongoing basis (up to $20,000 in the aggregate) of costs or expenses incurred relating to or in the nature of outplacement assistance; provided that, such costs or expenses shall be limited to those incurred on or before the last day of the second taxable year following the year in which such Qualifying Termination occurred, and payment of such costs and expenses shall be made no later than the third taxable year following the year in which the Qualifying Termination occurred. Such outplacement assistance includes, but is not limited to, office rental, travel for job interviews, and secretarial services.
Notwithstanding anything herein to the contrary, to the extent necessary to avoid the adverse tax consequences under Section 409A of the Code, the amount of expenses eligible for reimbursement, or in-kind benefits provided, in accordance with this Section 3, during a year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other year; the reimbursement of an eligible expense shall be made on or before the last day of the year following the year in which the expense was incurred; and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
In the event the Executive’s employment is terminated (other than as a result of a Termination for Cause) and the Executive objects to such termination orally or in writing and such termination occurs within 270 days prior to a Change in Control, the Executive shall be treated as meeting the requirements for severance benefits under Section 3, for a Payment Period of 36 months. Payment for this purpose shall be made or begin, as applicable, under Section 3 on the date of the Change in Control (or thereafter as specified) as though the date of the Change in Control were the date of a Qualifying Termination for purposes of determining the time of payment under Section 3. For purposes of this paragraph only, a Change in Control shall be deemed to occur only to the extent the Change in Control meets the requirements of this Agreement and is a change in control event for purposes of Section 409A of the Code.
The Executive may file with the Secretary or any Assistant Secretary of Post a written designation of a beneficiary or contingent beneficiaries to receive the payments described in subparagraphs (a) and (c) above in the event of the Executive’s death following the Executive’s Qualifying Termination but prior to payment by the Company. The Executive may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary pursuant to this Agreement shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Company shall be in doubt as to the right of any such beneficiary to receive such payments, it may determine to pay such amounts to the legal representative of the Executive, in which case the Company shall not be under any further liability to anyone. In the event that such designated beneficiary or legal representative becomes a party to a legal action to enforce or to recover damages for breach of this Agreement, or to recover or recoup from the Executive or the Executive’s estate, legal representative or beneficiary any amounts paid under or pursuant to this Agreement, regardless of the outcome of such litigation, the Company shall pay their actual costs and expenses of such litigation incurred during such designated beneficiary’s or legal representative’s lifetime, including costs of investigation and reasonable attorneys’ fees, plus interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that the Company shall not be required to pay such costs and expenses in connection with litigation to determine the proper payee, among two or more claimants, of the payments described in subparagraphs (a) and (c).
     4. Successors to Company; Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. The Company may not assign this Agreement other than to a successor to all or substantially all of the business and/or assets of the Company. The Executive shall have no right to transfer or assign the right to receive any severance benefit under this Agreement except as noted in paragraph three above.
     5. Missouri Law to Govern. This Agreement shall be governed by the laws of the State of Missouri without giving effect to the conflict of laws provisions thereof.
     6. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and a duly authorized officer of the Company. No waiver by a party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
     7. Taxes; Set-off. All payments to be made to the Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes, including any excise tax imposed by Section 4999 of the Code or any interest or penalties incurred with respect to such excise tax. The right of the Executive to receive benefits under this Agreement, however, shall be absolute and shall not be subject to any set-off, counter-claim, recoupment, defense, duty to mitigate or other rights the Company may have against the Executive or anyone else.
     8. Severability. The invalidity and unenforceability of any particular provision of this Agreement shall not affect any other provision of this Agreement, and the Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.
     9. Covenant Not to Compete; Non Solicitation; and Confidentiality.
     a. Executive shall not from the Non-Compete Effective Date until the first anniversary thereof:

     (i) engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) directly or indirectly in any business that produces, develops, markets or sells any type of food products that compete with those food products produced by the Company as of the date of a Change in Control; provided however, that ownership of less than five percent (5%) of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of it’s the Company’s businesses; or
     (ii) induce or attempt to induce any customer, supplier, lender or other business relation of the Company to cease doing business with the Company or any of its subsidiaries.
     b. The Executive agrees that during the period beginning on the Non-Compete Effective Date and ending on the second anniversary thereof, the Executive shall not:
     (i) contact, approach, or solicit, either directly or indirectly, for the purposes of offering employment to, or
     (ii) hire (whether as an employee, consultant, agent, independent contractor or otherwise)
any senior management level employee employed by the Company (or its successors or assigns) without the prior written consent of the Company or its successors or assigns.
     c. Executive agrees to treat and hold as confidential any information concerning the business and affairs of the Company that is not or does not become generally available to the public other than as a result of a disclosure in violation of this Agreement (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Company or destroy, at the request and option of the Company, all tangible embodiments (and all copies) of the Confidential Information which are in the Executive’s possession.
     d. Executive acknowledges and agrees that in the event of a breach by the Executive of any of the provisions of this Section 9, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company or its successor or assigns shall be entitled to, in addition to the other rights and remedies existing in their favor, specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof from any court of competent jurisdiction in each case without the requirement of posting a bond or proving actual damages. Further, Executive shall return to the Company or its successors or assigns sums paid under Section 3 hereof in the event a court of competent jurisdiction issue a final non-appealable ruling that finds the Executive breached the terms of this Section 9.
     e. The Executive agrees that except in connection with any legal proceeding relating to the enforcement of this Agreement, following the Non-Compete Effective Date, the Executive shall not be publicly disparaging of the Company or its officers or directors.

     f. The term “indirectly” as used in this Section 9 with respect to the Executive is intended to mean any acts authorized or directed by or on behalf of the Executive or any entity controlled by the Executive.
     g. In the event any sums due the Executive under this Agreement are not timely paid, then this Section 9 will terminate automatically.
     10. Release of Claims. The Executive agrees that in exchange for the payment of all sums due hereunder, the Executive forever settles, compromises, discharges, forgives and voids all employment related claims and causes of action the Executive has or may have against the Company or its successor or assigns.
     11. Time of Payment. Notwithstanding anything herein to the contrary, in the event that the Executive is determined to be a specified employee within the meaning of Section 409A of the Code and the regulations and other guidance thereunder, for purposes of any payment on termination of employment hereunder, payment(s) shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid any adverse tax consequences under Section 409A of the Code and the regulations and other guidance thereunder.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement this ____ day of _________, 20___ and effective on the ____ day of ____________, 20__.

EXECUTIVE	POST HOLDINGS, INC.

By:

[Signature]

Name:

[Print Name]

Title: